Immediate
          Daniel  P.  Zoellner
          314/877-7052


                 RALCORP HOLDINGS REPORTS 1998 FOURTH QUARTER
                            AND FULL YEAR EARNINGS


ST. LOUIS, MO, NOVEMBER 5, 1998 Ralcorp Holdings, Inc. today reported net sales and net earnings for the fourth quarter ended September 30, 1998 of $155.3 million and $3.5 million, respectively. This net earnings figure excludes an $18.7 million pre-tax ($11.6 after taxes) gain on the sale of the Company's branded baby food subsidiary, the Beech-Nut Nutrition Corporation. Comparable net sales and earnings for the same quarter last year were $144.7 million and $3.9 million, respectively, which excludes the favorable effect of a $3.3 million ($2.1 million after tax) partial reversal of a restructuring charge and the negative effect of a $1.1 million (non-taxable) adjustment to the gain on sale of Ralcorp's branded foods business. Basic and diluted earnings per share for the current year's fourth quarter were $.11, excluding $.36 and $.35 per basic and diluted share, respectively, related to the gain on sale of Beech-Nut. This compares to last year's fourth quarter basic and diluted earnings per share of $.12, excluding the previously listed prior year adjustments. The slight earnings decline relates to the continued operating difficulties experienced by the Company's former branded baby food subsidiary, Beech-Nut Nutrition Corporation, which was sold on September 10, 1998, but remains in the Company's historical operating results through that date. In addition, earnings from the Company's private label cereal division were off from the prior year's fourth quarter primarily due to the effects of increased promotional spending on the part of cereal competitors in the current year period. These declines were partially offset by improved results from the Company's private label cracker and cookie operation and initial operating earnings from Ralcorp's snack nut subsidiary.

Unaudited pro forma results reflect net sales and net earnings of $129.8 million and $4.7 million, respectively, for the quarter ended September 30, 1998 compared to net sales of $111.9 million and net earnings of $4.5 million for the same quarter of the prior year. Pro forma earnings per diluted share for both quarterly periods was $.14. The top line sales improvement was attributable primarily to sales of the newly acquired snack nut business and was supported by slight sales growth from the cracker and cookie subsidiary. The nearly 4.5 percent earnings increase reflects improved earnings from the Company's cracker and cookie business, as well as the incremental operating earnings in the current year period from the snack nut business. The results from the cracker and cookie, and snack nut subsidiaries more than offset the effects of the difficult operating environment experienced by the cereal division in the current year quarter.

On a comparison of unaudited pro forma results for the year ended September 30, 1998 to unaudited pro forma results for the prior year, net sales were $460.5 million and $383.0 million, respectively, an improvement of $77.5 million, or 20.2 percent. Pro forma net earnings for the current year were $34.0 million, or $1.04 per basic share and $1.03 per diluted share, compared to prior year pro forma net earnings of $7.8 million, or $.24 per basic share and $.23 per diluted share. Included in the prior year pro forma results is a $4.6 million ($2.9 million after tax) charge to cover certain severance-related costs. Excluding this charge, prior year pro forma net earnings would have been $10.7 million, or $.32 per share (basic and diluted). The Company reported no unusual charges during the year ended September 30, 1998.

The unaudited pro forma information assumes the divestitures of the Company's branded cereal and snack mix business and ski resort operations were completed as of the beginning of the prior year. Actual timing of these divestitures occurred during the quarter ended March 31, 1997. The Company's ski resort holdings were sold to Vail Resorts, Inc. on January 3, 1997 and the Company's branded cereal and snack mix business was sold to General Mills, Inc. on January 31, 1997. In addition, both current and prior year unaudited pro forma information reflects the elimination of operating results related to the Company's branded baby food subsidiary, the sale of which was completed on September 10, 1998. Therefore, comparisons of unaudited pro forma results in the current year to the unaudited pro forma results of the prior year may provide a more meaningful analysis of operating results and trends.

Actual net sales for the year ended September 30, 1998 were $582.9 million compared to $739.7 million for the prior fiscal year. The significant decline in net sales year-over-year is due to the prior year period including sales of the Company's branded cereal and snack business through January 31, 1997 and sales from the Company's ski resort operations through January 3, 1997.

Actual net earnings for the year ended September 30, 1998, were $32.0 million, or $.97 per diluted share, including the operating loss from the now divested baby food business but excluding the gain on sale of Beech-Nut. This compares to net earnings for the prior year of $28.5 million, or $.86 per diluted share. On a percentage basis, fiscal 1998 earnings per diluted share improved
12.8 percent over the prior year. Excluded from the fiscal 1997 net earnings are two separate restructuring charges totaling $19.7 million pre-tax ($12.4 million after tax or $.37 per diluted share) and a one-time, tax-free gain on the sale of the branded business of $515.4 million, or $15.52 per diluted share.

<BTB>              Three Months Ended             Year Ended
                     September 30,               September 30,
                   ------------------            -------------
                     1998        1997        1998         1997
                  ---------     ------    ---------      ------
Ralston Foods     $    71.1     $ 71.4    $   278.2      $264.5*
Bremner                42.2       40.5        157.6       118.5
Beech-Nut              25.5  **   32.8        122.4  **   151.1
  CONSUMER FOODS      138.8      144.7        558.2       534.1
                  ---------     ------    ---------      ------
  SNACK NUTS           16.5          -         24.7           -
  TOTAL           $   155.3     $144.7    $   582.9      $534.1
                  =========      ======    ========      ======

* On a pro forma basis, reflecting elimination of sales related to the branded cereal and snack business.
** Represents net sales through September 10, 1998, the effective date of the Company's sale of Beech-Nut.

CONSUMER  FOODS
---------------
Actual Consumer Foods sales declined $5.9 million, or 4 percent for the quarter and declined $148.4 million for the full year, as the prior year period includes the October 1996 through January 1997 sales of the now divested branded cereal and snack business. Comparing sales of the current fiscal year to the same prior year period, excluding the benefit of the branded cereal and snack business, sales rose $24.1 million, or approximately
4.5 percent. The sales dollar decline for the quarter-to-quarter comparison can be attributed primarily to the significant drop in sales from the Company's branded baby food subsidiary, which was sold on September 10, 1998. Partially offsetting the decline in baby food sales was an increase from the Bremner cracker and cookie operation. Sales from the cereal division were down slightly on a quarter-to-quarter basis, as domestic volume declines in ready-to-eat cereals were only partially offset by reduced price promotions on ready-to-eat cereals and a 17.2 percent volume improvement from on-going store brand hot cereals. Domestic store brand ready-to-eat cereal volume declined
8.2 percent when comparing the current year fourth quarter to the very strong volume gains recorded in the same prior year period. The year-to-year sales dollar growth in the Consumer Foods segment, excluding the sold branded business, was due primarily to the increase from the Bremner cracker and cookie operation, which benefited in the current year from a full year of integrating the Wortz Company. Wortz, a private label cracker and cookie operation, was acquired on April 21, 1997. In addition, current year store brand cereal sales improved over the prior year on volume increases of 3.3 percent and 6.3 percent for ready-to-eat and hot cereals, respectively. Offsetting a good portion of the year-to-year Consumer Foods sales improvement, was a $28.7 million sales dollar decline from Beech-Nut baby foods. Current year sales for baby foods reflect only the period of October 1, 1997 through September 10, 1998, the date the sale of this subsidiary was completed. The baby food business continued to be negatively effected by both significant competitive pricing pressures and a declining category.

From an operating results perspective, Ralcorp's Consumer Foods segment recorded an operating profit of $8.9 million for the current quarter and $45.6 million for the year ended September 30, 1998. The operating profit for the year was significantly below the branded business-enhanced operating profit level of the prior year, excluding a $19.7 million restructuring charge. The operating profit for the current quarter represented a nearly 17 percent decline from the same quarter of the prior year. On an EBITDA basis (earnings before interest, taxes, depreciation and amortization) the Company recorded $59.3 million for the year ended September 30, 1998, excluding the equity earnings from its Vail Resorts, Inc. investment and the gain related to the sale of Beech-Nut. Bremner operating profit improved considerably in both the quarter and full year due primarily to the addition of Wortz, an improved product mix and favorable ingredient costs. Ralston Foods operations weakened when comparing fourth quarter periods. A decline from the strong volume growth achieved in the prior year fourth quarter was the primary contributor to the weaker results. The current year quarter for Ralston Foods was also negatively affected by higher promotional spending in defense of certain trade accounts, partially offset by improved production and raw material costs. A comparison of current full year Ralston Foods operations to those of the prior year, excluding the benefit of the branded business, reflected considerable improvement due to volume gains in both ready-to-eat and hot cereals. In addition, the Company's cereal division posted improved margins by maintaining a substantially lower cost base and benefiting from lower raw material costs. Operating results at Beech-Nut were significantly down from both prior year comparison periods. Beech-Nut recorded operating losses for the quarter- and year-to-date periods ended September 10, 1998. Exclusive of the results from Beech-Nut, the Company's Consumer Foods decline in operating profit on a quarter-to-quarter basis is reduced to approximately 6 percent.

SNACK  NUTS
-----------
The operating results of the Company's snack nut subsidiary were reported as a separate operating segment. This segment is comprised of Flavor House, Inc., which was acquired in late April, 1998, and Nutcracker Brands, Inc., which was acquired in early September, 1998. Based on the timing of these acquisitions, there are no prior year comparisons. For the quarter ended September 30, 1998, the Company's snack nut business recorded sales of $16.5 million and a corresponding operating profit of $1.0 million. For the five month period during which the Company competed in the snack nut category sales were $24.7 million and operating profit was $.9 million. As mentioned previously, there are no prior year comparisons.

Combining the Consumer Foods and Snack Nuts segments, exclusive of the operating loss recorded by Beech-Nut, operating profit for the Company improved nearly 3 percent when comparing fourth quarter periods.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Upon the sale of Ralcorp's resort operations to Vail Resorts, Inc. in January 1997, Ralcorp retained an equity ownership interest in Vail, which was approximately 22 percent as of July 31, 1998. On November 6, 1997, Vail announced a change in its fiscal year end from September 30 to July 31. As a result, Ralcorp reports current year equity earnings on a two month time lag and the Company's entire current fiscal year includes only ten months of equity earnings from Vail.

The quarter ended September 30, 1998, was negatively affected by non-cash, pre-tax equity losses of $3.3 million compared to a similar equity loss of $3.2 million in the same prior year period. Because of the two month time lag, Ralcorp's reporting for the current year quarter includes the normally unprofitable months of May through July. The prior year fourth quarter equity loss amount relates to the months of July 1997 through September 1997. Through the year ended September 30, 1998, the Company's equity stake in Vail Resorts resulted in non-cash, pre-tax earnings of $10.6 million compared to $4.7 million during the same prior year period. Ralcorp's reporting through September 30, 1998 includes Vail's results for only the period of October 1997 through July 1998 and the prior year's equity earnings reflects only the months of January 1997 through September 1997 (the period subsequent to the Vail transaction).

UNAUDITED  PRO  FORMA  INFORMATION
----------------------------------
The accompanying Unaudited Pro Forma Combined Statement of Earnings reflects pro forma information for the quarter and full year periods ended September 30, 1998 and 1997. This information assumes the divestitures of the Company's branded baby food subsidiary, branded cereal and snack business and Resort Operations were completed as of the beginning of the applicable periods presented.

See attached schedules and notes for additional information on the quarter and twelve month results for both years.
                                      ###



                    RALCORP HOLDINGS, INC.
               CONSOLIDATED STATEMENT OF EARNINGS
               (in millions except per share data)

                            Three Months Ended      Year Ended
                              September 30,        September 30,
                              1998      1997      1998      1997
Net Sales                    $155.3   $144.7    $582.9     $739.7

Costs and Expenses
  Cost of products sold       108.1     96.8     386.0      425.2
  Selling, general and
  administrative               23.2     24.7      97.7      126.5
  Advertising and promotion    14.8     13.6      58.1      138.6
  Interest expense(income),net   .1      (.2)        -        7.9
  Gain on sale of Beech-Nut   (18.7)             (18.7)
  Gain on Branded Sale          -        1.1         -     (515.4)
  Restructuring charge          -       (3.3)                19.7
  Equity (earnings) loss
  in Vail Resorts, Inc.         3.3      3.2     (10.6)      (4.7)
                              130.8    135.9     512.5      197.8
Earnings before Income Taxes   24.5      8.8      70.4      541.9
Income Taxes                    9.4      3.9      26.8       10.4

Net Earnings                  $15.1     $4.9     $43.6     $531.5

Basic Earnings
per Common Share                $.47     $.15     $1.33     $16.11

Diluted Earnings
per Common Share                $.46     $.15     $1.32     $16.01

Weighted Average Shares
Outstanding - Basic            32.3     33.0      32.7       33.0

Weighted Average Shares
Outstanding - Diluted          32.7     33.2      33.1       33.2



                       RALCORP HOLDINGS, INC.
           UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                  (in millions except per share data)

                              Three Months Ended       Year Ended
                                September 30,         September 30,
                               1998       1997       1998       1997
Net Sales                      $129.8    $111.9    $460.5     $383.0
Costs and Expenses
  Cost of products sold          93.4      79.7     321.5      276.3
  Selling, general and
  administrative                 19.4      19.2      77.1       82.0
  Advertising and promotion       6.5       3.2      20.7       17.7
  Interest expense (income), net  (.4)      (.8)     (3.0)      (3.3)
  Restructuring charge                        -         -        4.6
  Equity (earnings) loss
  in Vail Resorts, Inc.           3.3       3.2     (10.6)      (7.0)
                                122.2     104.5     405.7      370.3
Earnings before Income Taxes      7.6       7.4      54.8       12.7
Income Taxes                      2.9       2.9      20.8        4.9

Net Earnings                     $4.7      $4.5     $34.0       $7.8

Basic Earnings per
Common Share                      $.15      $.14     $1.04       $.24

Diluted Earnings per
Common Share                      $.14      $.14     $1.03       $.23

Weighted Average Shares
Outstanding - Basic              32.3      33.0      32.7       33.0

Weighted Average Shares
Outstanding - Diluted            32.7      33.2      33.1       33.2

NOTES:

1. On September 10, 1998, the Company announced it completed the sale of its branded baby food subsidiary, Beech-Nut Nutrition Corporation, to The Milnot Company for $68 million in cash. As a result, during the current year's fourth quarter the Company recorded an $18.7 million pre-tax gain on the sale ($11.6 after taxes or $.36 per basic share and $.35 per diluted share). In addition, and as referred to in Note 4 below, the accompanying comparative unaudited pro forma combined statements of earnings reflect the Company's results of operations without Beech-Nut results.

2. During the quarter ended September 30, 1997, the Company recorded $1.1 million in net charges to the tax-free gain related to the sale of its branded foods business to General Mills, Inc. on January 31, 1997. This finalized all outstanding issues between the Company and General Mills, resulting in the Company recording a $515.4 million tax-free gain for the 1997 fiscal year.

3. On January 3, 1997, the Company sold its Resort Operations and related ski resort properties to Vail Resorts, Inc. in exchange for the assumption of $165 million in Company debt and an equity interest in Vail.


4. The accompanying comparative unaudited pro forma combined statements of earnings for the quarters and years ended September 30, 1998 and 1997 are presented to reflect the results of operations assuming the sales of the Company's Beech-Nut Nutrition Corporation, Resort Operations and branded cereal and snack business had been completed as of the beginning of these periods, as applicable. These unaudited pro forma statements of earnings are for informational purposes only and may not necessarily reflect future results of operations or what the results of operations would have been had the sale transactions been completed during the periods shown.

5. Earnings for the fourth quarter of fiscal 1997 were favorably affected by a $3.3 million ($2.1 million after taxes or $.06 per basic and diluted share) adjustment to the previously recorded $18.4 million restructuring charge(see
Note 6). The Company had determined that based on payout experience, certain components of the charge were overestimated and no longer required.

6. During the quarter ended March 31, 1997, the Company recorded an $18.4 million ($11.6 million after taxes or $.35 per basic and diluted share) restructuring charge to cover severance payments to employees whose jobs were eliminated as a result of the Company's sale of its branded cereal and snack business. This charge also covers the payment of certain penalties related to the early termination of information systems contracts and other costs related to the disposition. The level of systems support included in these contracts was no longer warranted after the branded cereal and snack business sale.

7. During the quarter ended December 31, 1996, the Company recorded a restructuring charge to cover expenses related to the severance packages received by certain separated employees. The amount of the charge was $4.6 million ($2.9 million after taxes) and reduced earnings per basic and diluted share for the quarter by $.09.

8. The Company has adopted Statement of Financial Accounting Standards No. 128 - "Earnings per Share". By so doing, prior year earnings per share have been restated to conform to the presentation required by FAS 128 of basic and diluted earnings per share. The weighted average shares outstanding used to compute earnings per common share (basic and diluted) for the three and twelve month periods ended September 30, 1998 and 1997 are based on the weighted average number of Ralcorp Stock shares outstanding for the periods then ended. In addition, the calculation of diluted earnings per share includes all other common stock equivalents.

9. Earnings per common share (basic and diluted) are computed independently for each of the periods presented, therefore, the sum of the earnings per common share (basic and diluted) amounts for the quarters may not total the year-to-date.